Exhibit 99.1
Caesars Entertainment, Inc. Reports Third Quarter 2021 Results

LAS VEGAS and RENO, Nev. (November 2, 2021) – Caesars Entertainment, Inc., (NASDAQ: CZR) (“Caesars,” “CZR,” “CEI” or “the Company”) today reported operating results for the third quarter ended September 30, 2021.
Third Quarter 2021 and Recent Highlights:
•GAAP net revenues of $2.7 billion versus $1.4 billion for the comparable prior-year period.
•GAAP net loss of $233 million compared to a net loss of $926 million for the comparable prior-year period.
•Same-store Adjusted EBITDA of $882 million versus $433 million for the comparable prior-year period.
•Same-store Adjusted EBITDA, excluding our Caesars Digital segment, of $1.0 billion versus $420 million for the comparable prior-year period.
•Announced the appointment of Sandra Douglass Morgan to our Board of Directors effective Nov. 7, 2021.
•Company released new CSR report, highlighting ESG achievements and updated long-term targets.
Tom Reeg, Chief Executive Officer of Caesars Entertainment, Inc., commented, “Our third quarter operating results reflect an all-time quarterly EBITDA record in our Las Vegas segment and a new third quarter EBITDA record for our regional segment. We are encouraged by the early results from our rebranded Caesars Sportsbook launch and we are looking forward to launching additional states by year end and into 2022.”
Third Quarter 2021 Financial Results Summary and Segment Information
After considering the effects of our recent acquisitions and planned or completed divestitures, the following tables present adjustments to net revenues, net income (loss) and adjusted EBITDA as reported, in order to reflect a same-store basis:

Net Revenues
	Three Months Ended September 30,
(In millions)	2021	2021 Pre-Cons Balt (a)	Add: Disc Ops (b)	2021 Total (c)	2020	2020 Pre-Cons Balt & Pre-Acq WH US (a)(d)	2020 Pre-Acq CEC (e)	Add: Disc Ops (b) Less: 2020 Divest (f)	2020 Total (g)
Las Vegas	$1,017	$—	$—	$1,017	$304	$—	$87	$—	$391
Regional	1,492	41	13	1,546	1,055	53	207	(77)	1,238
Caesars Digital	96	—	—	96	39	43	4	—	86
Managed and Branded	79	(8)	—	71	41	(2)	8	(1)	46
Corporate and Other	1	—	—	1	4	—	1	—	5
Caesars	$2,685	$33	$13	$2,731	$1,443	$94	$307	$(78)	$1,766

Net Revenues
	Nine Months Ended September 30,
(In millions)	2021	2021 Pre-Cons Balt & Pre-Acq WH US (a)(d)	Add: Disc Ops (b) Less: 2021 Divest (f)	2021 Total (c)	2020	2020 Pre-Cons Balt & Pre-Acq WH US (a)(d)	2020 Pre-Acq CEC (e)	Add: Disc Ops (b) Less: 2020 Divest (f)	2020 Total (g)
Las Vegas	$2,369	$—	$—	$2,369	$304	$—	$1,018	$—	$1,322
Regional	4,173	151	(27)	4,297	1,632	106	1,267	(288)	2,717
Caesars Digital	221	135	—	356	58	94	53	—	205
Managed and Branded	206	(28)	—	178	41	(3)	145	(47)	136
Corporate and Other	10	—	—	10	8	—	8	—	16
Caesars	$6,979	$258	$(27)	$7,210	$2,043	$197	$2,491	$(335)	$4,396

Net Income (Loss)
	Three Months Ended September 30,
(In millions)	2021	2021 Pre-Cons Balt (a)	Less: 2021 Divest (f)	2021 Total (c)	2020	2020 Pre-Cons Balt & Pre-Acq WH US (a)(d)	2020 Pre-Acq CEC (e)	Less: 2020 Divest (f)	2020 Total (g)
Las Vegas	$272	$—	$—	$272	$(162)	$—	$(27)	$—	$(189)
Regional	239	(35)	20	224	45	2	7	(8)	46
Caesars Digital	(190)	—	—	(190)	11	1	1	—	13
Managed and Branded	38	(3)	(27)	8	(3)	(1)	(66)	75	5
Corporate and Other	(592)	—	—	(592)	(817)	—	(88)	—	(905)
Caesars	$(233)	$(38)	$(7)	$(278)	$(926)	$2	$(173)	$67	$(1,030)

Net Income (Loss)
	Nine Months Ended September 30,
(In millions)	2021	2021 Pre-Cons Balt & Pre-Acq WH US (a)(d)	Less: 2021 Divest (f)	2021 Total (c)	2020	2020 Pre-Cons Balt & Pre-Acq WH US (a)(d)	2020 Pre-Acq CEC (e)	Less: 2020 Divest (f)	2020 Total (g)
Las Vegas	$389	$—	$—	$389	$(162)	$—	$(266)	$—	$(428)
Regional	555	(21)	(17)	517	(186)	(21)	(499)	150	(556)
Caesars Digital	(220)	(33)	—	(253)	20	(17)	13	—	16
Managed and Branded	40	(11)	19	48	(3)	10	(105)	110	12
Corporate and Other	(1,349)	—	—	(1,349)	(871)	—	(202)	—	(1,073)
Caesars	$(585)	$(65)	$2	$(648)	$(1,202)	$(28)	$(1,059)	$260	$(2,029)

Adjusted EBITDA (h)
	Three Months Ended September 30,
(In millions)	2021	2021 Pre-Cons Balt (a)	Add: Disc Ops (b)	2021 Total (c)	2020	2020 Pre-Cons Balt & Pre-Acq WH US (a)(d)	2020 Pre-Acq CEC (e)	Add: Disc Ops (b) Less: 2020 Divest (f)	2020 Total (g)
Las Vegas	$500	$—	$—	$500	$43	$—	$17	$—	$60
Regional	554	10	3	567	350	10	66	(30)	396
Caesars Digital	(164)	—	—	(164)	11	1	1	—	13
Managed and Branded	22	(1)	—	21	12	—	(4)	3	11
Corporate and Other	(42)	—	—	(42)	(41)	—	(6)	—	(47)
Caesars	$870	$9	$3	$882	$375	$11	$74	$(27)	$433

Adjusted EBITDA (h)
	Nine Months Ended September 30,
(In millions)	2021	2021 Pre-Cons Balt & Pre-Acq WH US (a)(d)	Add: Disc Ops (b) Less: 2021 Divest (f)	2021 Total (c)	2020	2020 Pre-Cons Balt & Pre-Acq WH US (a)(d)	2020 Pre-Acq CEC (e)	Add: Disc Ops (b) Less: 2020 Divest (f)	2020 Total (g)
Las Vegas	$1,085	$—	$—	$1,085	$43	$—	$198	$—	$241
Regional	1,549	37	(18)	1,568	449	3	163	(37)	578
Caesars Digital	(171)	—	—	(171)	20	2	14	—	36
Managed and Branded	69	(4)	—	65	12	1	(16)	19	16
Corporate and Other	(123)	—	—	(123)	(59)	—	(105)	—	(164)
Caesars	$2,409	$33	$(18)	$2,424	$465	$6	$254	$(18)	$707
____________________
(a)Represents results of operations for Horseshoe Baltimore for periods prior to the consolidation from purchase of minority interest of one of the partners on August 26, 2021. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(b)Discontinued operations include Harrah’s Louisiana Downs. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(c)Excludes results of operations from divestitures as detailed in (f), includes results of operations of Horseshoe Baltimore for periods prior to consolidation, William Hill US prior to the acquisition and from discontinued operations for the periods presented, for the relevant period. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
(d)Represents results of operations for William Hill US for periods prior to the acquisition. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(e)Represents results of operations for Former Caesars prior to the Merger. Additionally, certain corporate overhead costs which were historically charged to properties within the segments during the three and nine months ended September 30, 2020 have been reclassified to Corporate and Other. These costs primarily include centralized marketing expenses, redundant executive and management payroll and benefits expenses, centralized contract labor expenses, and corporate rent expenses. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and, for the 2020 periods, do not conform to GAAP.
(f)Divestitures for the three and nine months ended September 30, 2021 include results of operations for MontBleu, Tropicana Evansville, and discontinued operations of Caesars Southern Indiana and Caesars UK group and for the three and nine months ended September 30, 2020 include results of operations for Isle of Capri Kansas City, Lady Luck Vicksburg, Eldorado Resort Casino Shreveport, MontBleu, Tropicana Evansville and discontinued operations of Korea JV, Harrah’s Reno, Bally’s Atlantic City, Caesars Southern Indiana and Caesars UK group. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(g)Excludes results of operations from divestitures as detailed in (f) and includes results of operations of Horseshoe Baltimore for periods prior to the consolidation, William Hill US prior to the acquisition and of Former Caesars prior to the Merger, including discontinued operations, for the relevant period. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
(h)Adjusted EBITDA is not a GAAP measurement and is presented solely as a supplemental disclosure because the Company believes it is a widely used measure of operating performance in the gaming industry. See “Reconciliation of GAAP Measures to Non-GAAP Measures” below for a definition of Adjusted EBITDA and a quantitative reconciliation of Adjusted EBITDA to net income (loss), which the Company believes is the most comparable financial measure calculated in accordance with GAAP.

Balance Sheet and Liquidity
As of September 30, 2021, Caesars had $15.2 billion in aggregate principal amount of debt outstanding. Total cash and cash equivalents were $1.1 billion, excluding restricted cash of $1.5 billion which includes an amount designated for the repayment of the CRC Notes.

(In millions)	September 30, 2021	December 31, 2020
Cash and cash equivalents	$1,072	$1,776

Bank debt and loans (a)	$6,989	$6,755
Notes (b)	8,135	8,215
Other long-term debt	51	53
Total outstanding indebtedness	$15,175	$15,023

Net debt	$14,103	$13,247

Restricted cash for debt repayment (b)	811	—

Net debt, adjusted for cash restricted to repay debt	$13,292	$13,247
____________________
(a)Includes $283 million related to the Baltimore Term Loan which we began to consolidate as of September 30, 2021.
(b)As of September 30, 2021, the Company held $811 million of restricted cash designated for the repayment of the remaining principal balance of the CRC Notes. On October 15, 2021, the CRC Notes were repaid in full.
As of September 30, 2021, our cash on hand and revolving borrowing capacity was as follows:

(In millions)	September 30, 2021
Cash and cash equivalents	$1,072
Revolver capacity (a)	2,220
Revolver capacity committed to letters of credit	(92)
Available revolver capacity committed as regulatory requirement	(48)
Total	$3,152
___________________
(a)Revolver capacity includes $1.2 billion under our CEI Revolving Credit Facility, due July 2025, $1.0 billion under our CRC Revolving Credit Facility, due December 2022 and $10 million under the Baltimore Revolving Credit Facility, due July 2022.
“As of October 19th 2021, we have repaid a total of $975 million of traditional debt on a year to date basis. When combined with the repricing and issuance of lower cost debt during the third quarter, our pro forma interest expense has been reduced by approximately $75 million on an annual basis. We expect further debt reduction to come from strong operating cash flows and expected asset sale proceeds,” said Bret Yunker, Chief Financial Officer.
Reconciliation of GAAP Measures to Non-GAAP Measures
Adjusted EBITDA (described below), a non-GAAP financial measure, has been presented as a supplemental disclosure because it is a widely used measure of performance and basis for valuation of companies in our industry and we believe that this non-GAAP supplemental information will be helpful in understanding our ongoing operating results. Management has historically used Adjusted EBITDA when evaluating operating performance because we believe that the inclusion or exclusion of certain recurring and non-recurring items is necessary to provide a full understanding of our core operating results and as a means to evaluate period-to-period results. Adjusted EBITDA represents net income (loss) before interest income or interest expense, net of interest capitalized, (benefit) provision for income taxes, unrealized (gain) loss on investments and marketable securities, depreciation and amortization, stock-based compensation, impairment charges, transaction expenses, severance expense, selling costs associated with the divestitures of properties, equity in income (loss) of unconsolidated affiliates, (gain) loss on the sale or disposal of property and equipment, (gain) loss related to divestitures, changes in the fair value of certain derivatives and certain non-recurring expenses such as sign-on and retention bonuses, business optimization expenses and transformation expenses, certain litigation awards and settlements, losses on inventory associated with properties temporarily closed as a result of the COVID-19 public health emergency, contract exit or termination costs, and certain regulatory settlements. Adjusted EBITDA also excludes the expense associated with certain of our leases as these transactions were accounted for as financing obligations and the associated expense is included in interest expense. Adjusted EBITDA is not a measure of performance or liquidity calculated in accordance with GAAP. It is unaudited and should not be considered an alternative to, or more meaningful than, net income (loss) as an indicator of our operating performance. Uses of cash flows that are not reflected in Adjusted EBITDA include capital expenditures, interest payments, income taxes, debt principal repayments, payments under our leases with affiliates of GLPI and VICI Properties, Inc. and certain regulatory gaming assessments, which can be significant. As a result, Adjusted EBITDA should not be considered as a measure of our liquidity. Other companies that provide EBITDA information may calculate Adjusted EBITDA differently than we do. The definition of Adjusted EBITDA may not be the same as the definitions used in any of our debt agreements.
Conference Call Information
The Company will host a conference call to discuss the Company’s results on November 2, 2021 at 2 p.m. Pacific Time. Participants should dial 833-665-0647, or 914-987-7309 for international callers and enter Conference ID 4426318 approximately 10 minutes before the call start time. The call will also be accessible on the Investor Relations section of Caesars Entertainment’s website at https://investor.caesars.com.
About Caesars Entertainment, Inc.
Caesars Entertainment, Inc. (NASDAQ: CZR) is the largest casino-entertainment company in the US and one of the world’s most diversified casino-entertainment providers. Since its beginning in Reno, NV, in 1937, Caesars Entertainment, Inc. has grown through development of new resorts, expansions and acquisitions. Caesars Entertainment, Inc.’s resorts operate primarily under the Caesars®, Harrah’s®, Horseshoe®, and Eldorado® brand names. Caesars Entertainment, Inc. offers diversified gaming, entertainment and hospitality amenities, one-of-a-kind destinations, and a full suite of mobile and online gaming and sports betting experiences. All tied to its industry-leading Caesars Rewards loyalty program, the company focuses on building value with its guests through a unique combination of impeccable service, operational excellence and technology leadership. Caesars is committed to its employees, suppliers, communities and the environment through its PEOPLE PLANET PLAY framework. Know When To Stop Before You Start.® Gambling Problem? Call 1-800-522-4700. For more information, please visit. www.caesars.com/corporate.
Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements include statements regarding our strategies, objectives and plans for future development or acquisitions of properties or operations, as well as expectations, future operating results and other information that is not historical information. When used in this press release, the terms or phrases such as “anticipates,” “believes,” “projects,” “plans,” “intends,” “expects,” “might,” “may,” “estimates,” “could,” “should,” “would,” “will likely continue,” and variations of such words or similar expressions are intended to identify forward-looking statements. Although our expectations, beliefs and projections are expressed in good faith and with what we believe is a reasonable basis, there can be no assurance that these expectations, beliefs and projections will be realized. There are a number of risks and uncertainties that could cause our actual results to differ materially from those expressed in the forward-looking statements which are included elsewhere in this press release. These risks and uncertainties include: (a) the effects of the COVID-19 public health emergency on our results of operations and the duration of such impact; (b) impacts of economic and market conditions; (c) our ability to integrate the William Hill US business, successfully operate our digital betting and iGaming platform and expand its user base; (d) our ability to sell the William Hill International business on the disclosed terms and expected timeline; (e) the possibility that the anticipated benefits of the Merger and the acquisition of William Hill, including cost savings and expected synergies, are not realized when expected or at all; (f) risks associated with our leverage and our ability to reduce our leverage, including with proceeds of expected sale transactions; (g) the effects of competition on our business and results of operations; and (h) additional factors discussed in the sections entitled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s most recent Annual Reports on Form 10-K and Quarterly Report on Form 10-Q as filed with the Securities and Exchange Commission. Other unknown or unpredictable factors may also cause actual results to differ materially from those projected by the forward-looking statements.
In light of these and other risks, uncertainties and assumptions, the forward-looking events discussed in this press release might not occur. These forward-looking statements speak only as of the date of this press release, even if subsequently made available on our website or otherwise, and we do not intend to update publicly any forward-looking statement to reflect events or circumstances that occur after the date on which the statement is made, except as may be required by law.
Source: Caesars Entertainment, Inc.; CZR

Investor Relations: Brian Agnew, bagnew@caesars.com; Charise Crumbley, ccrumbley@caesars.com, 800-318-0047
Media Relations: Kate Whiteley, kwhiteley@caesars.com

CAESARS ENTERTAINMENT, INC.
CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended September 30,		Nine Months Ended September 30,
(In millions, except per share data)	2021	2020	2021	2020
REVENUES:
Casino and pari-mutuel commissions	$1,510	$981	$4,308	$1,422
Food and beverage	347	127	797	190
Hotel	511	200	1,122	257
Other	317	135	752	174
Net revenues	2,685	1,443	6,979	2,043
EXPENSES:
Casino and pari-mutuel commissions	830	493	2,111	717
Food and beverage	210	92	484	154
Hotel	130	63	317	91
Other	114	53	262	63
General and administrative	486	338	1,284	503
Corporate	86	90	228	120
Impairment charges	—	—	—	161
Depreciation and amortization	276	225	842	324
Transaction costs and other operating costs	21	220	113	243
Total operating expenses	2,153	1,574	5,641	2,376
Operating income (loss)	532	(131)	1,338	(333)
OTHER EXPENSE:
Interest expense, net	(579)	(485)	(1,734)	(620)
Loss on extinguishment of debt	(117)	(173)	(140)	(173)
Other income (loss)	(153)	9	(176)	(1)
Total other expense	(849)	(649)	(2,050)	(794)
Loss from continuing operations before income taxes	(317)	(780)	(712)	(1,127)
Benefit (provision) for income taxes	90	(138)	167	(67)
Net loss from continuing operations, net of income taxes	(227)	(918)	(545)	(1,194)
Discontinued operations, net of income taxes	(4)	(7)	(38)	(7)
Net loss	(231)	(925)	(583)	(1,201)
Net income attributable to noncontrolling interests	(2)	(1)	(2)	(1)
Net loss attributable to Caesars	$(233)	$(926)	$(585)	$(1,202)

Net loss per share - basic and diluted:
Basic loss per share from continuing operations	$(1.08)	$(6.04)	$(2.60)	$(11.49)
Basic loss per share from discontinued operations	(0.02)	(0.05)	(0.18)	(0.07)
Basic loss per share	$(1.10)	$(6.09)	$(2.78)	$(11.56)
Diluted loss per share from continuing operations	$(1.08)	$(6.04)	$(2.60)	$(11.49)
Diluted loss per share from discontinued operations	(0.02)	(0.05)	(0.18)	(0.07)
Diluted loss per share	$(1.10)	$(6.09)	$(2.78)	$(11.56)
Weighted average basic shares outstanding	214	152	211	104
Weighted average diluted shares outstanding	214	152	211	104

CAESARS ENTERTAINMENT, INC.
RECONCILIATION OF NET INCOME (LOSS) ATTRIBUTABLE TO CAESARS TO ADJUSTED EBITDA
(UNAUDITED)

	Three Months Ended September 30, 2021
(In millions)	CEI	Pre-Cons. Baltimore (d)	Less: Divest. Add: Disc. Ops (e)(f)	Total (g)
Net loss attributable to Caesars	$(233)	$(38)	$(7)	$(278)
Net income attributable to noncontrolling interests	2	—	—	2
Discontinued operations, net of income taxes	4	—	9	13
(Benefit) provision for income taxes	(90)	—	1	(89)
Other loss (a)	153	40	—	193
Loss on extinguishment of debt	117	—	—	117
Interest expense, net	579	2	—	581
Depreciation and amortization	276	3	—	279
Transaction costs and other operating costs (b)	21	2	—	23
Stock-based compensation expense	21	—	—	21
Other items (c)	20	—	—	20
Adjusted EBITDA	$870	$9	$3	$882

	Three Months Ended September 30, 2020
(In millions)	CEI	Pre-Cons. Baltimore (d)	Pre-Acq. WH US (h)	Pre-Acq. CEC (i)	Less: Divest. Add: Disc. Ops (e)(f)	Total (j)
Net income (loss) attributable to Caesars	$(926)	$1	$1	$(173)	$67	$(1,030)
Net income (loss) attributable to noncontrolling interests	1	—	—	(62)	62	1
Discontinued operations, net of income taxes	7	—	—	—	(5)	2
(Benefit) provision for income taxes	138	—	(4)	(51)	(6)	77
Other (income) loss (a)	(9)	—	(2)	67	(6)	50
Loss on extinguishment of debt	173	—	—	—	—	173
Interest expense, net	485	4	—	72	(11)	550
Depreciation and amortization	225	4	6	53	(5)	283
Impairment charges	—	—	—	124	(124)	—
Transaction costs and other operating costs (b)	220	1	1	22	—	244
Stock-based compensation expense	45	—	—	3	—	48
Other items (c)	16	—	(1)	19	1	35
Adjusted EBITDA	$375	$10	$1	$74	$(27)	$433

	Nine Months Ended September 30, 2021
(In millions)	CEI	Pre-Cons. Baltimore (d)	Pre-Acq. WH US (h)	Less: Divest. Add: Disc. Ops (e)(f)	Total (g)
Net income (loss) attributable to Caesars	$(585)	$(32)	$(33)	$2	$(648)
Net income attributable to noncontrolling interests	2	—	—	—	2
Discontinued operations, net of income taxes	38	—	—	(23)	15
(Benefit) provision for income taxes	(167)	—	(2)	3	(166)
Other (income) loss (a)	176	40	(2)	—	214
Loss on extinguishment of debt	140	—	—	—	140
Interest expense, net	1,734	9	—	—	1,743
Depreciation and amortization	842	10	8	—	860
Transaction costs and other operating costs (b)	113	6	27	—	146
Stock-based compensation expense	64	—	—	—	64
Other items (c)	52	—	2	—	54
Adjusted EBITDA	$2,409	$33	$—	$(18)	$2,424

	Nine Months Ended September 30, 2020
(In millions)	CEI	Pre-Cons. Baltimore (d)	Pre-Acq. WH US (h)	Pre-Acq. CEC (i)	Less: Divest. Add: Disc. Ops (e)(f)	Total (j)
Net income (loss) attributable to Caesars	$(1,202)	$(11)	$(17)	$(1,059)	$260	$(2,029)
Net income (loss) attributable to noncontrolling interests	1	—	—	(67)	63	(3)
Discontinued operations, net of income taxes	7	—	—	—	(5)	2
(Benefit) provision for income taxes	67	—	(17)	(224)	2	(172)
Other (income) loss (a)	1	(10)	(3)	(45)	(19)	(76)
Loss on extinguishment of debt	173	—	—	—	—	173
Interest expense, net	620	12	—	750	(67)	1,315
Depreciation and amortization	324	12	15	559	(42)	868
Impairment charges	161	—	—	189	(203)	147
Transaction costs and other operating costs (b)	243	1	24	71	(6)	333
Stock-based compensation expense	55	—	—	26	—	81
Other items (c)	15	—	—	54	(1)	68
Adjusted EBITDA	$465	$4	$2	$254	$(18)	$707
____________________
(a)Other (income) loss for the three and nine months ended September 30, 2021 primarily represents a loss on the change in fair value of investments held by the Company and a loss on the change in fair value of the derivative liability related to the 5% Convertible Notes. Other (income) loss for the three and nine months ended September 30, 2020 primarily represents a loss on the change in fair value of the derivative liability related to the 5% Convertible Notes, slightly offset by gains on investments held by the Company and realized gains on conversion of a portion of the 5% Convertible Notes.
(b)Transaction costs and other operating costs for the periods presented primarily represent costs related to the William Hill acquisition and the Merger, various contract or license termination exit costs, professional services, other acquisition costs and severance costs.
(c)Other items primarily represent certain consulting and legal fees, rent for non-operating assets, relocation expenses, retention bonuses, and business optimization expenses.
(d)Represents results of operations for Horseshoe Baltimore for periods prior to the consolidation due to an increase in our ownership on August 26, 2021. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(e)Discontinued operations include the operations of Harrah’s Louisiana Downs. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.

(f)Divestitures for the three and nine months ended September 30, 2021 include results of operations for MontBleu and Tropicana Evansville and discontinued operations of Caesars Southern Indiana and Caesars UK group and for the three and nine months ended September 30, 2020 include results of operations for Isle of Capri Kansas City, Lady Luck Vicksburg, Eldorado Resort Casino Shreveport, MontBleu, Tropicana Evansville and discontinued operations of the Korea JV, Harrah’s Reno, Bally’s Atlantic City, Caesars Southern Indiana and Caesars UK group. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and do not conform to GAAP.
(g)Excludes results of operations from divestitures as detailed in (f) and includes results of operations of Horseshoe Baltimore for periods prior to the consolidation, William Hill US prior to the acquisition and from discontinued operations for the periods presented. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.
(h)Pre-acquisition William Hill US represents results of operations for William Hill prior to the acquisition. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and, for the 2021 and 2020 periods, do not conform to GAAP.
(i)Pre-acquisition CEC represents results of operations for Former Caesars prior to the Merger. Such figures are based on unaudited internal financial statements and have not been reviewed by the Company’s auditors and, for the 2020 periods, do not conform to GAAP.
(j)Excludes results of operations from divestitures as detailed in (f) and includes results of operations of Horseshoe Baltimore for periods prior to the consolidation, William Hill US prior to the acquisition and of Former Caesars prior to the Merger, including discontinued operations, for the relevant period. Such presentation does not conform to GAAP or the Securities and Exchange Commission rules for pro forma presentation; however, we believe that the additional financial information will be helpful to investors in comparing current results with results of prior periods. This is non-GAAP data and should not be considered a substitute for data prepared in accordance with GAAP, but should be viewed in addition to the results of operations reported by the Company.